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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)            July 26, 1994


                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                   0-9924                 95-2492236
(State or other jurisdiction       (Commission             (IRS Employer
      or incorporation)           File Number)          Identification No.)

 2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                   35223
  (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code         (205)879-9230

                                       N/A
         (Former name or former address, if changed since last report.)



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ITEM 5.  OTHER EVENTS.
         -------------



     On July 26, 1994, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.





                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   PROTECTIVE LIFE CORPORATION


                                   BY/s/Jerry W. DeFoor
                                     ----------------------------------
                                     Jerry W. DeFoor
                                     Vice President and Controller


Dated: July 27, 1994

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                                                                       EXHIBIT A



July 26, 1994


For Immediate Release
- - ---------------------


Protective Life Corporation (NYSE:PL) announced today that its consolidated net income for the second quarter of 1994 was $16.4 million or $1.20 per share, a 21% increase over the $13.5 million or $.99 per share reported for the 1993 second quarter. The Company's operating income, which excludes realized investment gains, was a record $1.20 per share in the 1994 second quarter, a 25% increase over the $.96 per share last year.

Consolidated net income in the first six months of 1994 was $33.0 million or $2.41 per share, a 30% increase over the $25.4 million or $1.86 per share reported for the first six months of 1993. The Company's operating income, was $2.29 per share in the first six months of 1994, a 26% increase over the $1.82 per share last year.

At June 30, 1994 the Company's assets were $5.6 billion, and stockholders' equity per share was $25.37 (excluding $4.81 of unrealized investment losses resulting from marking the Company's securities to their market values.) The Company's operating return on average equity for the twelve months ending June 30, 1994 was 18.7%.


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